Exhibit 99.1
DENBURY RESOURCES INC.
P R E S S  R E L E A S E
Denbury Resources Announces First Quarter Results
News Release
Released at 7:30 AM CDT
     DALLAS — May 5, 2011 — Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) today announced its first quarter 2011 financial and operating results.
     The Company recognized a net loss during the first quarter of 2011 of $14.2 million, or ($0.04) per basic common share, as compared to net income of $96.9 million, or $0.33 per basic common share, in the first quarter of 2010. Net income adjusted to exclude non-cash derivative losses and other unusual items would have been approximately $103.9 million, or $0.26 per basic common share, in the first quarter of 2011. For the first quarter of 2010, net income adjusted to exclude unusual or non-cash items was $17.4 million, or $0.06 per basic common share. First quarter 2011 results included the following unusual or non-cash items:
•	non-cash losses on the change in fair value of derivatives of $172.3 million ($106.9 million net of taxes);

•	a loss on the early extinguishment of debt of $15.8 million ($9.8 million net of taxes) related to the repurchase of the Company’s 2013 and 2015 senior subordinated notes; and

•	merger and other related expenses associated with the acquisition of Encore Acquisition Company (“Encore”) of $2.4 million ($1.5 million net of taxes).
     See the accompanying schedules for a reconciliation of “net income” as defined by generally accepted accounting principles (“GAAP”) to the non-GAAP measure “adjusted net income.” The Company completed the acquisition of Encore on March 9, 2010; therefore, the operating results for the comparative first quarter of 2010 only include amounts associated with Encore for the period from March 9, 2010 to March 31, 2010.
     Adjusted cash flow from operations (cash flow from operations before changes in assets and liabilities, a non-GAAP measure) for the first quarter of 2011 was $271.2 million, as compared to adjusted cash flow from operations of $66.0 million in the first quarter of 2010, with the increase due primarily to higher oil prices and higher oil production during the first quarter of 2011. Cash flow from operations, the GAAP measure, totaled $124.8 million during the first quarter of 2011, as compared to $113.2 million during the first quarter of 2010. Adjusted cash flow from operations and cash flow from operations differ in that the latter measure includes the changes in receivables, accounts payable and accrued liabilities during the quarter (see the accompanying schedules for a reconciliation of the GAAP measure “net cash flow from operations,” to “adjusted cash flow from operations,” which is the non-GAAP measure discussed above). Net decreases in operating assets and liabilities of $146.4 million during the first quarter of 2011 were primarily due to decreases in accrued compensation, interest and taxes and an increase in accrued production receivable due to higher oil prices.

Production
     During the first quarter of 2011, the Company’s oil and natural gas production averaged 63,604 barrels of oil equivalent per day (“BOE/d”) compared to 53,125 BOE/d during the first quarter of 2010. This 10,479 BOE/d of additional production is primarily attributable to (1) incremental average production of 14,400 BOE/d from properties acquired and retained in the Encore merger, which is impacted by the fact that 2010 production only reflected a partial period in the first quarter of 2010, (2) increased tertiary production of 3,802 barrels per day (“Bbls/d”) between the two quarters, offset by (3) a decrease of 6,750 BOE/d due to the sales of non-strategic Encore properties and our interests in Encore Energy Partners LP (“ENP”) after the first quarter of 2010. Excluding the production attributable to properties sold in 2010, the Company’s continuing production increased 17,229 BOE/d, or 37%, on a comparative first quarter basis. On a pro forma basis, adjusting first quarter 2010 continuing production to include a full quarter of production for the retained Encore properties, the Company’s continuing production between the comparative first quarters of 2011 and 2010 increased 3,913 BOE/d, or 7%.
     Production from the Company’s tertiary operations averaged 30,825 Bbls/d in the first quarter of 2011, a 14% increase over the 27,023 Bbls/d of average production in the first quarter of 2010. The quarter-to-quarter increase in production is primarily due to production growth in response to continued expansion of the tertiary floods in Tinsley, Heidelberg and Delhi Fields. Offsetting these production gains were production declines in the Company’s mature tertiary fields, production from which has most likely peaked and will likely continue to decline in the future. First quarter 2011 average tertiary production decreased slightly from the 31,139 Bbls/d average tertiary production in the fourth quarter of 2010. The lack of production growth since the fourth quarter of 2010 is primarily due to a temporary normal plateau in the life cycle of Tinsley and Heidelberg Fields, two fields that have exhibited strong production growth in recent quarters, and tertiary production is expected to resume its growth at these fields later this year.
     The Company’s Bakken production for the first quarter of 2011 averaged 5,728 BOE/d, a 10% increase over fourth quarter of 2010 Bakken production levels. The Company currently has five rigs operating in the Bakken, anticipates adding a sixth operated rig in the third quarter of 2011 to test the Almond area, and plans to add a seventh rig by year-end.
Review of First Quarter 2011 Financial Results
     The Company’s first quarter oil and natural gas revenues, excluding any impact of derivative contracts, increased 53% as compared to revenues in the prior year first quarter, as the higher production levels discussed above increased revenues by 20%, while higher commodity prices increased revenues by 33%. Oil and natural gas revenues per barrel of oil equivalent (“BOE”), excluding the impact of any derivative contracts, were 28% higher in the first quarter of 2011 than in the first quarter of 2010 ($88.42 per BOE as compared to $69.21 per BOE) and were 56% higher when derivative settlements are included ($88.70 per BOE as compared to $56.70 per BOE).
     The Company received net settlements of $1.6 million on its derivative contracts in the first quarter of 2011, as compared to cash payments of $59.8 million during the first quarter of 2010. The Company recorded a $172.3 million non-cash fair value charge to earnings in the first quarter of 2011 on the change in fair value of its derivative contracts, as compared to a $101.0 million non-cash gain for fair value changes in the first quarter of 2010, a swing of $273.3 million in the non-cash effect of derivative contracts when comparing the two quarters.
     Company-wide oil price differentials (Denbury’s net oil price received as compared to NYMEX prices) in the first quarter of 2011 were $0.59 per barrel of oil below NYMEX, a significantly better differential than the $3.54 average negative differential during 2010, primarily due to the favorable differential for crude oil sold under Light Louisiana Sweet (“LLS”) index prices, on which approximately 40% of the Company’s oil production is priced. During the latter part of the first quarter, the LLS index price increased significantly more than the NYMEX West Texas Intermediate crude oil price, trading as high as $20 over NYMEX. For the first quarter of 2011 this LLS-to-NYMEX differential averaged a positive $9.52 per barrel on a trade-month basis, as compared to a $4.07 differential in the fourth quarter of 2010 and a more typical $2.06 in the first quarter of 2010. While this differential is a significant portion of the pricing formula for approximately 40% of the Company’s oil production, there are other pricing components in the formula that may prevent the Company from realizing the full differential. It is uncertain how long this LLS-to-NYMEX differential will remain at this level. The Company’s oil price differential in the first quarter of 2010 was $2.08 per Bbl below NYMEX, which reflected only a partial period of ownership of the acquired Encore properties, the production from which typically sells at lower oil prices than the Company’s legacy production.
     Lease operating expenses increased 32% on an absolute basis between the two first quarters and increased 10% on a per BOE basis. The increase in lease operating expenses on an absolute basis is primarily due to the March 2010 Encore acquisition, further expansion of the Company’s tertiary operations, and increased personnel and related costs. The overall increase on a per BOE basis was primarily due to increases in lease operating expenses for our tertiary operations due to increases in utilities, in CO2 costs (which are variable and partially tied to oil prices), and workover expenses. Denbury’s tertiary operating expense averaged $25.40 per Bbl in the first quarter of 2011, as compared to $22.67 per Bbl in the prior-year first quarter, and as compared to $22.26 per Bbl in the fourth quarter of 2010. Production taxes and marketing expenses increased during the first quarter of 2011 as compared to first quarter 2010 levels, primarily as a result of higher oil prices, higher production, and the Rocky Mountain properties acquired in the Encore merger generally having higher production tax rates.
     General and administrative (“G&A”) expenses totaled $43.8 million in the first quarter of 2011, compared to $32.7 million in the prior-year first quarter. On a BOE basis, G&A expense was $7.66 per BOE in the first quarter of 2011, compared to $6.84 in the prior year quarter. Compensation increases effective at the beginning of 2011 and additional compensation and personnel-related costs associated with the increased headcount resulting from the Encore merger contributed to the higher G&A expense, as these costs associated with the Encore employees in the prior year quarter were only included in our G&A expense beginning March 9, 2010, the date of the Encore merger. Also, incremental expense attributable to the legacy Encore office leases and the new Denbury headquarters lease, together with related expenses of moving to the Company’s new headquarters, contributed to the higher G&A expense during the first quarter of 2011. During the quarter, the Company incurred $2.4 million of transaction and other expenses associated with the Encore acquisition, primarily associated with employee severance. These merger-related fees are included in the Company’s income statement under the caption “Transaction and other costs related to the Encore merger.”

     During the first quarter of 2011, the Company capitalized approximately $11.0 million of interest expense, as compared to $21.3 million capitalized during the first quarter of 2010. The 48% decrease between the two quarters is primarily attributable to the completion of the Green Pipeline during the second half of 2010, after which interest capitalization ceased. Interest expense also increased significantly between the respective first quarters due to an increase in average debt outstanding during the 2011 period as a result of the Encore merger in March 2010.
     Depletion, depreciation and amortization (“DD&A”) expense for the first quarter of 2011 was $16.35 per BOE as compared to $17.12 per BOE in the prior year quarter, primarily due to asset dispositions during 2010, the acquisition of Riley Ridge in 2010, and lower DD&A per BOE on our CO2 and other assets due to the incremental CO2 proved reserves recognized in 2010.
Outlook
     As a result of higher oil prices and a projected increase in the Company’s estimated cash flow for 2011, the Company recently increased its capital expenditure budget for 2011 from $1.1 billion to $1.3 billion, excluding approximately $100 million in estimated capitalized interest and tertiary start-up costs, and excluding any acquisitions. This capital expenditure budget increase was allocated to almost all investment areas.
     Phil Rykhoek, Chief Executive Officer, said, “We were pleased with our strong adjusted net income of $103.9 million and adjusted cash flow from operations of $271.2 million. This demonstrates that our strategy is working, and although we would have preferred to report strong production growth as well, the first quarter came in much as expected and as we suggested in our fourth quarter conference call. Two of our better tertiary floods temporarily plateaued in the same quarter and our Bakken program struggled with a harsh winter which impeded operations. We believe that we can still meet our tertiary production target of 32,500 Bbls/d for 2011 and we are leaving that guidance unchanged. We expect our tertiary production to resume its growth around mid-year, particularly at Tinsley and Heidelberg, two fields that have exhibited strong growth for us in recent quarters. Delhi continues to perform well and we are still hopeful we will have initial tertiary production from Hastings Field late this year, an event that is largely dependent on the facility construction schedule which is currently on target.
     Likewise, we are leaving our Bakken production target unchanged at 8,700 BOE/d for 2011, although we have some catching up to do in order to meet the forecast. Weather continues to be an issue, with another storm in that area this week, and although we have made some great strides in accessing services, they are still very tight and can cause unexpected delays. At some point it may become impossible to catch up to the original plan if we continue to experience such delays. We are planning to accelerate our drilling program in the Bakken, adding a sixth rig to test the Almond area late third quarter and anticipate a seventh operated rig before year-end, both of which could set us up for strong growth in 2012. Our 2011 production forecast does not include any production from the Almond area. We continue to expand our CO2 sources, having added the two recently announced anthropogenic contracts, plus a third source located near our Green Pipeline, which to date is unnamed and is expected to add approximately 50 MMcf/d within the next two years. We also recently signed a small joint venture covering our Tuscaloosa Marine Shale acreage wherein the partner will complete one well and drill another at no cost to us, leaving us with a small retained interest in future activities. We continue on our oil-focused program and expect many good things in the near future.”

Organizational Changes
     The Company is pleased to announce that Craig McPherson joined Denbury’s senior management team this week in the newly created position of Senior Vice President of Production Operations. With the growth of the Company and operating complexities, the Company decided to split the Senior Vice President of Operations role into two positions. Mr. McPherson will be overseeing the operations of the Company’s East, West and Rocky Mountain regions (excluding the Bakken), and Robert Cornelius, previously the only Senior Vice President of Operations, will become Senior Vice President of CO2 Operations, overseeing the Company’s drilling operations, CO2 supply and pipelines, Bakken operations, HSE (Health, Safety, and Environment), and procurement functions. Mr. McPherson comes to Denbury with 30 years of experience with ConocoPhillips, most recently as General Manager — Gulf Coast Business Unit, where he directed ConocoPhillips’ technical, operational and business activities in the Gulf Coast region of the U.S.
Conference Call
     The public is invited to listen to the Company’s conference call set for today, May 5, 2011, at 10:00 A.M. CDT. The call will be broadcast live over the Internet at our website: www.denbury.com. If you are unable to participate during the live broadcast, the call will be archived on our website for approximately 30 days and will also be available for playback for one month after the call by dialing (800) 475-6701 or (320) 365-3844 and entering access code 189714.
Analyst Conferences
     Denbury will be hosting conferences for analysts and asset managers on Monday, May 23rd in New York and Tuesday, May 24th in Boston. The presentation in New York will be webcast live on Denbury’s website, www.denbury.com, from 8:00 AM ET to approximately 10:00 AM ET, and will be available on the same website for approximately 30 days following the conference. The slide presentation that will be used for the conferences will be available on Denbury’s website the evening of May 22nd. Registration for the conferences is ongoing. For additional information, please contact Laurie Burkes, Investor Relations Manager, at (972) 673-2166 or laurie.burkes@denbury.com.
Financial and Statistical Data Tables
     Following are unaudited financial highlights for the three month periods ended March 31, 2011 and 2010. All production volumes and dollars are expressed on a net revenue interest basis with gas volumes converted to equivalent barrels at 6:1.

THREE MONTH FINANCIAL HIGHLIGHTS
(Amounts in thousands of U.S. dollars, except per share and unit data)
(Unaudited)

	Three Months Ended
	March 31,			Percentage
	2011	2010		Change
Revenues:
Oil sales	492,838	305,204	+	61%
Natural gas sales	13,354	25,682	-	48%
CO2 sales and transportation fees	4,924	4,497	+	9%
Interest income and other income	3,049	1,870	+	63%
Gain on sale of interest in Genesis	—	101,568	-	100%

Total revenues	514,165	438,821	+	17%

Expenses:
Lease operating expenses	127,097	96,220	+	32%
Production taxes and marketing expenses	32,751	19,317	+	70%
CO2 discovery and operating expenses	2,154	1,368	+	57%
General and administrative	43,846	32,709	+	34%
Interest, net	48,777	26,416	+	85%
Depletion, depreciation, and amortization	93,594	81,872	+	14%
Derivatives (income) expense	170,750	(41,225)	+	>100%
Loss on early extinguishment of debt	15,783	—		N/A
Transaction and other costs related to the Encore merger	2,359	44,999	-	95%

Total expenses	537,111	261,676	+	>100%

Income (loss) before income taxes	(22,946)	177,145	-	>100%

Income tax provision (benefit)
Current income taxes	(848)	669	-	>100%
Deferred income taxes	(7,908)	76,272	-	>100%

Consolidated net income (loss)	(14,190)	100,204	-	>100%
Less: net income attributable to noncontrolling interest	—	(3,316)	-	100%

NET INCOME (LOSS) ATTRIBUTABLE TO DENBURY STOCKHOLDERS	(14,190)	96,888	-	>100%

Net income (loss) per common share:
Basic	(0.04)	0.33	-	>100%
Diluted	(0.04)	0.32	-	>100%

Weighted average common shares outstanding:
Basic	397,386	294,143	+	35%
Diluted	397,386	299,224	+	33%

Production (daily — net of royalties):
Oil (barrels)	58,460	44,309	+	32%
Gas (mcf)	30,866	52,892	-	42%
BOE (6:1)	63,604	53,125	+	20%

Unit sales price (including derivative settlements):
Oil (per barrel)	92.72	60.60	+	53%
Gas (per mcf)	7.19	6.18	+	16%
BOE (6:1)	88.70	56.70	+	56%

Unit sales price (excluding derivative settlements):
Oil (per barrel)	93.67	76.53	+	22%
Gas (per mcf)	4.81	5.40	-	11%
BOE (6:1)	88.42	69.21	+	28%

	Three Months Ended
	March 31,			Percentage
	2011	2010		Change
Derivative contracts
Cash receipt (payment) on settlements	1,588	(59,801)	+	>100%
Non-cash fair value adjustment income (expense)	(172,338)	101,026	-	>100%

Total income (expense) from derivative contracts	(170,750)	41,225	-	>100%

Non-GAAP financial measure (1)
Net income (loss) attributable to Denbury stockholders (GAAP measure)	(14,190)	96,888	-	>100%
Non-cash fair value adjustments on derivative contracts (net of taxes)	106,850	(62,636)	-	>100%
Loss on early extinguishment of debt (net of taxes)	9,785	—		N/A
Transaction and other costs related to the Encore merger (net of taxes)	1,463	30,752	-	95%
Gain on sale of interest in Genesis (net of taxes)	—	(62,972)	-	100%
Deferred tax adjustment resulting from rate increase	—	10,033	-	100%
Interest on newly issued debt one month prior to merger (net of taxes)	—	4,263	-	100%
Adjustments attributable to noncontrolling interest	—	1,039	-	100%

Adjusted net income excluding certain items (non-GAAP measure)	103,908	17,367	+	>100%

Non-GAAP financial measure (1)
Consolidated net income (loss) (GAAP measure)	(14,190)	100,204	-	>100%
Adjustments to reconcile to cash flow from operations:
Depletion, depreciation and amortization	93,594	81,872	+	14%
Deferred income taxes	(7,908)	76,272	-	>100%
Non-cash fair value derivative adjustments	172,338	(101,026)	-	>100%
Loss on early extinguishment of debt	15,783	—		N/A
Gain on sale of interest in Genesis	—	(101,568)	-	100%
Other	11,600	10,216	+	14%

Adjusted cash flow from operations (non-GAAP measure)	271,217	65,970	+	>100%
Net change in assets and liabilities relating to operations	(146,385)	47,198	-	>100%

Cash flow from operations (GAAP measure)	124,832	113,168	+	10%

Oil and natural gas capital investments (excluding Encore Merger)	220,097	92,987	+	>100%
Cash paid in Encore Merger, net of cash acquired	—	801,489	-	100%
CO2 capital investments	66,157	72,647	-	9%
Proceeds from sale of interest in Genesis	—	162,622	-	100%
Cash and cash equivalents	127,857	109,185	+	17%
Total assets	9,111,419	10,540,003	-	14%
Total debt (principal amount excluding capital leases and pipeline financings)	2,106,797	3,325,818	-	37%
Financing leases	247,431	250,512	-	1%
Total Denbury stockholders’ equity	4,381,365	4,162,016	+	5%

BOE data (6:1)
Oil and natural gas revenues	88.42	69.21	+	28%
Gain (loss) on settlements of derivative contracts	0.28	(12.51)	+	>100%
Lease operating expenses	(22.20)	(20.12)	+	10%
Production taxes and marketing expense	(5.72)	(4.04)	+	42%

Production netback	60.78	32.54	+	87%
Non-tertiary CO2 operating margin	0.48	0.65	-	26%
General and administrative	(7.66)	(6.84)	+	12%
Transaction and other costs related to the Encore merger	(0.41)	(9.41)	-	96%
Net cash interest expense and other income	(7.10)	(4.67)	+	52%
Current income taxes and other	1.29	1.53	-	16%
Changes in assets and liabilities relating to operations	(25.57)	9.87	-	>100%

Cash flow from operations	21.81	23.67	-	8%

(1)	See “Non-GAAP Measures” at the end of this report.

Non-GAAP Measures
     Adjusted net income excluding certain items is a non-GAAP measure. This measure reflects net income without regard to the fair value adjustments on the Company’s derivative contracts or other certain items. The Company believes that it is important to consider this measure separately as it is a better reflection of the ongoing comparable results of the Company, without regard to changes in the market value of the Company’s derivative contracts during the period or other certain items.
     Adjusted cash flow from operations is a non-GAAP measure that represents cash flow provided by operations before changes in assets and liabilities, as summarized from the Company’s Consolidated Statements of Cash Flows. Adjusted cash flow from operations measures the cash flow earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. The Company believes that it is important to consider this measure separately, as it believes it can often be an important way to discuss changes in operating trends in its business caused by changes in production, prices, operating costs and so forth, without regard to whether the earned or incurred item was collected or paid during that period.
     Denbury Resources Inc. (www.denbury.com) is a growing independent oil and natural gas company. The Company is the largest oil and natural gas producer in both Mississippi and Montana, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage in the Rocky Mountain and Gulf Coast regions. The Company’s goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis on our CO2 tertiary recovery operations.
     This press release, other than historical financial information, contains forward-looking statements that involve risks and uncertainties, including forecasted 2011 production levels relating to the Company’s tertiary operations and overall production, estimated capital expenditures for 2011 or future years and other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including Denbury’s most recent reports on Form 10-K and Form 10-Q. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially.
For further information contact:
Phil Rykhoek, CEO, 972-673-2000
Mark Allen, Senior VP and Chief Financial Officer, 972-673-2000
www.denbury.com